Pricing Supplement dated November 26, 2007	Rule 433
(To Prospectus dated November 6, 2006 and	File No.333-138464
Prospectus Supplement dated November 6, 2006)

PACCAR FINANCIAL CORP.

Medium-Term Notes - Floating Rate

CUSIP# 69371RJ49

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☒ BNP Paribas Securities Corp.
☒ Barclays Capital Inc
☐ Citigroup Global Markets Inc.
☐ Goldman, Sachs & Co.
☐ UBS Securities LLC
☐ Morgan Stanley & Co., Inc.
☐ Other: Banc of America Securities LLC
acting as ☐ principal ☒ agent

at: ☐varying prices related to prevailing market prices at the time of resale ☒ a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount:$150,000,000	Original Issue Date:	December 3, 2007

Agent’s Discount or Commission: 0.06%	Final Maturity Date:	December 3, 2010

Net Proceeds to Company: $149,910,000	Interest Payment Date(s):	Quarterly on the 3rd or the next business day of March, June, September, and December via the modified following business day convention, commencing March 3, 2008

Calculation Agent:

Interest Calculation:

☒	Regular Floating Rate Note	☐	Floating Rate/Fixed Rate Note
☐	Inverse Floating Rate Note		Fixed Rate Commencement Date:
	Fixed Interest Rate:		Fixed Interest Rate:
☐	Other Floating Rate Note (see attached)

Initial Interest Rate: To be determined

Initial Interest Reset Date: March 3, 2008

Interest Reset Date(s): Quarterly on the 3rd or the next business day of March, June, September, and December via the modified following business day convention.

Interest Rate Basis:

☐	CD Rate	☐	Funds Rate	☐	Prime Rate
☐	Commercial Paper Rate	☒	LIBOR	☐	Treasury Rate
☐	CMT Rate	Designated LIBOR Page:		☐	Other (see attached)
	☐	CMT Telerate Page 7051	☒		LIBOR Reuters Page
	☐	CMT Telerate Page 7052	☐ LIBOR Telerate Page 3750
	If CMT Telerate Page 7052:	LIBOR Currency: USD
☐ Weekly Average
☐ Monthly Average

Index Maturity:  3 Month LIBOR

Spread (+/-):  +.37%

Spread Multiplier:  N/A

Maximum Interest Rate:  N/A

Minimum Interest Rate:  N/A

Day Count Convention:

☐	30/360 for the period from to .
☒	Actual/360 for the period from December 3, 2007 to December 3, 2010.
☐	Actual/Actual for the period from to .

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.
☐	The Notes may be redeemed at the option of the Company prior to Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage: %
Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.
☐	The Notes shall be redeemed by the Company prior to the Maturity Date (see attached).

Currency:

Specified Currency: USD (If other than U.S. dollars see attached)

Minimum Denominations:                         (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent:                         (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

    Issue Price:      %

Form:     ☒  Book-Entry    ☐  Certificated

Other Provisions:

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674 or the issuer at 1-425-468-7400.